Exhibit 99.1

LIFECELL

NEWS RELEASE	FOR IMMEDIATE RELEASE
For Further Information Contact:
Steven T. Sobieski	Kevin McGrath
Chief Financial Officer	Cameron Associates
(908) 947-1106	(212) 245-8800
ssobieski@lifecell.com	kevin@cameronassoc.com

LIFECELL REPORTS RECORD FINANCIAL RESULTS:
FIRST QUARTER 2007 PRODUCT REVENUES UP 40%

BRANCHBURG, NJ, April 25, 2007 -- LifeCell Corporation (NASDAQ: LIFC) today reported financial results for the first quarter ended March 31, 2007. Paul Thomas, President and Chief Executive Officer, will host a conference call today at 10:00 a.m. Eastern to discuss first quarter 2007 financial results and expected financial performance for full year 2007.

First Quarter 2007 Results

Product revenues for the first quarter were $42.7 million, up 40%, compared to $30.5 million reported for the same period in 2006. The increase in product revenue was primarily due to a significant increase in demand for the Company’s flagship reconstructive surgical product, AlloDerm® Regenerative Tissue Matrix, which increased 46% to $36.8 million in the current quarter compared to $25.3 million in the first quarter of 2006. Orthopedic product revenues, which include Graft Jacket® and AlloCraft™DBM, increased to $3.0 million in the quarter from $2.2 million in the first quarter of 2006. GraftJacket® revenues represented $2.5 million in the quarter compared to $1.8 million in the prior year quarter. Repliform® revenues were $2.1 million in the first quarter of 2007 and 2006.

Operating income for the first quarter of 2007 increased 57% to $10.4 million compared to operating income of $6.6 million in the first quarter of 2006.

Net income for the first quarter of 2007 was $6.4 million, or $.19 per diluted share, compared to net income of $4.1 million, or $.12 per diluted share in the first quarter of 2006.

LifeCell’s balance sheet remains strong with $83.7 million of cash and investments and no debt at March 31, 2007.

Full Year 2007 Financial Outlook

For the full-year 2007, the Company anticipates product revenues in the range of $175.0 million to $182.0 million and operating income in the range of $42.5 million to $45.0 million. The product revenue and operating income ranges are unchanged from the previous ranges communicated in January 2007.

Diluted net income per share is expected to be in the range of $0.74 to $0.78 compared to the Company’s previous range for diluted net income per share of $0.73 to $0.77. The change is due to a reduction in the estimated effective tax rate for 2007.

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Conference Call Information

As previously announced, the Company will host a live conference call today at 10:00 a.m. Eastern. The dial-in number for the live call is (877) 704-5379/domestic or (913) 312-1293/international. A simultaneous webcast of the call will be available via LifeCell’s website at www.lifecell.com Corporate Information - Investor Relations.

A recording of the live-call will be available through May 2, 2007. The dial-in number to listen to the recording is (888) 203-1112 or (719) 457-0820. The replay access code is 4423963.

About LifeCell

LifeCell develops and markets products made from human tissue for use in reconstructive, orthopedic and urogynecologic surgical procedures. The Company's patented technology produces a unique regenerative human tissue matrix -- a complex three-dimensional structure that contains an array of proteins, growth factor binding sites and vascular channels -- that provides a complete template for the regeneration of normal human tissue. LifeCell’s current products include: AlloDerm® for plastic reconstructive, general surgical, burn and periodontal procedures; Cymetra®, a particulate form of AlloDerm suitable for injection; GraftJacket® and GraftJacket® Xpress for orthopedic applications and lower extremity wounds; AlloCraft™DBM, for bone grafting procedures; and Repliform® for urogynecologic surgical procedures. LifeCell markets AlloDerm for plastic reconstructive, general surgical and burn applications through its direct sales organization. The Company’s strategic sales and marketing partners include: Wright Medical Group, Inc. for GraftJacket, Stryker Corporation for AlloCraftDBM, Boston Scientific for Repliform, and BioHorizons for periodontal applications of AlloDerm. The Company's research and development initiatives include programs focused on extending the use of its regenerative tissue matrix products into new surgical applications, leveraging its core technology to other tissues, including non-human tissues and expanding its product line in the rapidly growing biosurgery market. LifeCell maintains a website at www.lifecell.com.

Forward-looking Statements

The 2007 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Form 10-Q report for the quarter ended March 31, 2007. This release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company’s outlook for 2007 operating results. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the failure to maintain or increase revenues from the sale of our AlloDerm products; the failure to comply with government regulations, including the FDA; claims for damages by third-parties, including product liability claims;  our dependence on a limited number of sources for human cadaveric tissue; negative publicity about the use of donated human tissue in medical procedures; our ability to increase market penetration of our current products and to develop and commercialize new products; changes in third party reimbursement practices; the failure of third party sales representatives and distributors to adequately promote, market and sell our products; our inability to protect our intellectual property; the effects of competition; and the other factors listed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006. The Company assumes no obligation to update the information contained in this news release.

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LIFECELL CORPORATION
Financial Highlights
(Unaudited)

Statement of Operations Data:	Three Months Ended March 31,
	2007	2006
Revenues:
Product revenues	$42,744,000	$30,523,000
Research grant revenues	218,000	142,000
Total revenues	42,962,000	30,665,000

Costs and Expenses:
Cost of products sold	12,416,000	8,981,000
Research and development	5,168,000	3,455,000
General and administrative	4,828,000	4,315,000
Selling and marketing	10,124,000	7,283,000
Total costs and expenses	32,536,000	24,034,000

Income from operations	10,426,000	6,631,000

Interest and other income , net	969,000	488,000

Income before income taxes	11,395,000	7,119,000

Income tax provision, net	4,968,000	3,056,000

Net income	$6,427,000	$4,063,000

Net income per common share:
Basic	$0.19	$0.13
Diluted	$0.19	$0.12
Shares used in computing net income per common share:
Basic	33,058,000	32,476,000
Diluted	34,142,000	33,532,000

Selected Balance Sheet Data:	March 31,	December 31,
	2007	2006
Cash, cash equivalents and investments	$83,685,000	$77,846,000
Receivables, net of allowance	22,542,000	22,286,000
Inventories	27,520,000	23,801,000
Accounts payable & accrued liabilities	26,438,000	27,822,000
Working capital	108,554,000	94,711,000
Total assets	165,496,000	157,121,000
Total debt obligations	-	-
Total stockholders’ equity	139,058,000	129,299,000
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